Exhibit 10.22

EXECUTIVE EMPLOYMENT AGREEMENT

This executive employment agreement (this “Agreement”) is effective as of May 22, 2014 by and between Axonics Modulation Technologies, Inc., a Delaware Corporation (“Company”), and Prabodh Mathur (“Executive”).

For the purposes of this Agreement, and as defined by the Company’s 2014 Stock Option Plan (the “Plan”), a “Change in Control” shall mean (i) the consummation of a merger or consolidation of the Company with or into another entity, (ii) the dissolution, liquidation or winding up of the Company or (iii) the sale of all or substantially all of the Company’s assets. The foregoing notwithstanding, a merger or consolidation of the Company shall not constitute a “Change in Control” if immediately after such merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of such continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to such merger or consolidation.

In consideration of the premises and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows:

1.

EMPLOYMENT/TERM. Company hereby employs Executive to perform those duties and responsibilities set forth below under Position and Duties and Executive hereby accepts such employment for a period commencing May 22, 2014, (“Effective Date”) and ending on July 1, 2019, (the “Term”) unless earlier terminated pursuant to the section titled Termination.

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2.	POSITION AND DUTIES.

a.

Description of Executive’s Position and Duties and Responsibilities. The Executive shall be the Chief Product Development Officer. Executive shall report to Company’s Chief Executive Officer and shall have the duties and responsibilities typical for such position and such other duties and responsibilities as may be reasonably assigned or modified by the Chief Executive Officer.

b.	Performance of Duties. Executive agrees to be bound by all of Company’s policies and procedures relating to the conduct of its employees now or hereafter in effect.

3.	COMPENSATION AND BENEFITS.

a.

Base Salary. Executive’s base salary (“Base Salary”) shall be two hundred seventy five thousand dollars ($275,000) per year payable in equal amounts twice monthly. The Company Board of Directors will review executives Base Salary on an annual basis, however, Company makes no assurances that executives Base Salary will be increased during the term.

b.	Signing Bonus. Executive shall be paid a one-time cash bonus of thirty five thousand dollars ($35,000) for accepting employment with Company.

c.

Benefits and Vacation. Executive shall be eligible to receive such medical coverage and other benefits as are available to the senior executives of Company. Executive shall be entitled to four (4) weeks paid vacation each year during the term in accordance with the normal policies and needs of the Company.

d.

Incentive Compensation. Any incentive compensation, other than equity grants, such as the potential for bonus payments is at the sole discretion of the Board of Directors. Company currently has no bonus plan in place and makes no assurances of any future plan.

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e.

Stock Option Grant. The Company Board of Directors has approved a resolution that Executive shall be granted stock options to acquire up to forty five thousand two hundred twenty five (45,225) options to purchase common stock in the company in accordance with the terms and conditions of the Plan and Executive’s Stock Option Agreement with Company. In addition, if the Company is subject to a Change in Control before or within ninety (90) days following termination of the Executive’s service, then 100% of the Shares subject to the Options shall vest.

4.	TERMINATION.

a.	Death. Executive’s employment hereunder shall terminate on the death of Executive.

b.

Disability. Executive’s employment hereunder may be terminated, at the option of Company, upon the Disability of Executive. For purposes of this agreement, Disability means the inability of Executive to perform his duties under this agreement due to Executive’s physical or mental illness or impairment, even with reasonable accommodation, for more than twenty-six (26) substantially consecutive weeks in any twelve (12)-month period. For purposes of this section the termination date will be on the date after the substantially consecutive 26th week that Executive receives written notice from Company with respect to the Disability.

c.

Termination for Cause. Notwithstanding any other provision of this Agreement, Company may, at any time, immediately terminate Executive’s employment for Cause. For this purpose, Cause means (i) an act by Executive which constitutes misappropriation, embezzlement or fraud, (ii) any other act that would materially and

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adversely impact the business or reputation of Company, (iii) conviction of, or pleading nolo contendere to, any felony or (iv) any other breach by Executive of any of the provisions of this Agreement, which continues for more than ten (10) calendar days without cure (to the extent such breach is curable) after written notice by Company to Executive specifying such breach and the actions needed to cure such breach (to the extent such breach is curable).

d.	Termination Without Cause. Company may terminate Executive’s employment at any time without Cause upon thirty (30) days’ prior written notice to Executive.

5.	COMPENSATION UPON TERMINATION. Executive shall be entitled to the following benefits upon termination of his or her employment prior to March 1, 2019:

a.

Death or Disability. If the Executive’s employment shall be terminated: (i) by reason of Executive’s death, or (ii) by Company for Disability; Company shall: (a) within thirty (30) days following the date of such termination (“Termination Date”) the Company will pay Executive all amounts due pursuant to the sections on Base Salary, Benefits (including premiums for the cost of continuing health care coverage and any matching related to the Company’s 401(k) plan), and Incentive Compensation (including a pro-rated bonus, if any, for the year in which the termination occurs) hereof through the date of such termination, plus a lump sum amount equal to nine (9) months of the Executive’s Base Salary; it being understood and agreed that the payments under this paragraph 5(a) shall be conditioned upon Executive executing a waiver and release agreement in a form satisfactory to Company. If the Executive is unable to execute such waiver and release agreement due to death or Disability, then the waiver and release agreement shall be executed by an authorized agent or representative of Executive and/or Executive’s estate.

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b.

For Cause or Without Good Reason. If Executive’s employment is terminated: (i) by Company for Cause, or (ii) by Executive for any reason other than for good reason (as defined below), Company shall, within thirty (30) days following the Termination Date, pay Executive all amounts due pursuant to the sections on Base Salary, Benefits, and Incentive Compensation hereof through the date of such termination and Company shall have no further obligation to Executive under this Agreement.

c.

Without Cause or for Good Reason. In the event of termination without Cause (including a Change in Control) or Executive’s resignation for good reason (such as a material change in Executive’s duties or responsibilities, a material reduction in salary, a material adverse relocation of primary work location, the failure of the Company to renew the term of the employment agreement, the material failure of the Company or any successor entity to perform its obligations under Executive’s employment agreement or Executive’s resignation for any reason during the twelve (12) month period after a change in control), the Company will pay Executive all amounts due pursuant to the sections on Base Salary, Benefits (including premiums for the cost of continuing health care coverage and any matching related to the Company’s 401(k) plan), and Incentive Compensation (including a pro-rated bonus, if any, for the year in which the termination occurs) hereof through the date of such termination, plus a lump sum amount equal to nine (9) months of the Executive’s Base Salary.

d.

The stock option grants issued under this Agreement and under prior stock option grants are governed by the terms and conditions of the Plan. Nothing in this Section or any waiver and release agreement contemplated hereunder shall affect any rights of Executive with respect to Executive’s stock options.

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6.

6.	PROPRIETARY INVENTIONS AND CONFIDENTIAL INFORMATION.

a.

The following confirms and memorializes an agreement that Company and Executive have had since the commencement of employment (which term, for purposes of this agreement, shall be deemed to include any relationship of service to the Company that may have existed prior to actually becoming an employee) with the Company in any capacity and that is and has been a material part of the consideration for employment by Company:

i. Executive has not entered into, and agrees he/she will not enter into, any agreement either written or oral in conflict with this Agreement or Executive’s employment with Company. Executive will not violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose Executive’s own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of Company.

ii. Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, sui generis database rights and all other intellectual property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by me during the term of Executive’s employment with Company to and only to the fullest extent allowed by California Labor Code Section 2870 (collectively “Inventions”) and

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Executive will promptly disclose all Inventions to Company. Without disclosing any third party confidential information, Executive will also disclose anything Executive believes is excluded by Section 2870 so that the Company can make an independent assessment. Executive hereby make all assignments necessary to accomplish the foregoing. Executive shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. Executive hereby irrevocably designates and appoints Company as agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and in Executive’s behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Executive. If anything created by Executive prior to his or her employment relates to Company’s actual or proposed business, Executive has listed it on Appendix B in a manner that does not violate any third party rights or disclose any confidential information. Without limiting Section 1 or Company’s other rights and remedies, if, when acting within the scope of Executive’s employment or otherwise on behalf of Company, Executive uses or (except solely on Appendix A pursuant to this Section) discloses his or her own or any third party’s confidential information or intellectual property (or if any Invention cannot be fully made, used, reproduced, distributed and otherwise exploited without using or violating the foregoing), Company will have and Executive hereby grants Company a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sub licensable right and license to exploit and exercise all such confidential information and intellectual property rights.

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iii. To the extent allowed by law, paragraph 6(a)(ii) above includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent Executive retains any such Moral Rights under applicable law, Executive hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by Company and agree not to assert any Moral Rights with respect thereto. Executive will confirm any such ratifications, consents and agreements from time to time as requested by Company.

iv. Executive agrees that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) that he or she develops, learns or obtain during the term of employment that relate to Company or the business or demonstrably anticipated business of Company or that are received by or for Company in confidence, constitute “Proprietary Information.” Executive will hold in confidence and not disclose or, except within the scope of employment, use any Proprietary Information. However, Executive shall not be obligated under this paragraph with respect to information they can document is or becomes readily publicly available without restriction through no fault of Executive. Upon termination of employment, Executive will promptly return to Company all items containing or embodying Proprietary Information (including all copies), except that Executive may keep my personal copies of: (A) Executive’s compensation records and performance reviews, (B) materials distributed to shareholders generally, and (C) this Agreement. Executive also recognizes and agrees that Executive has no expectation of privacy with respect to Company’s telecommunications, networking or information

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processing systems (including, without limitation, stored computer files, email messages and voice messages) and that Executive’s activity and any files or messages on or using any of those systems may be monitored at any time without notice.

v. Executive agrees that during the term of employment with Company (whether or not during business hours), Executive will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company, and Executive will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company.

vi. Executive agrees that the obligations under paragraphs 6(a)(ii) through 6(a)(iv) (above) of this Agreement shall continue in effect after termination of Executive’s employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on Executive’s part, and that Company is entitled to communicate Executive’s obligations under this Agreement to any future employer or potential employer of Executive. Executive’s obligations under paragraphs 6(a)(ii) through 6(a)(iv) also shall be binding upon Executive’s heirs, executors, assigns, and administrators and shall inure to the benefit of Company, it subsidiaries, successors and assigns.

vii. Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. Executive further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable California law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force

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and effect and enforceable in accordance with its terms. This Agreement is fully assignable and transferable by Company, but any purported assignment or transfer by Executive is void. Executive also understands that any breach of this Agreement will cause irreparable harm to Company for which damages would not be a adequate remedy, and, therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies and without any requirement to post bond.

b.

EXECUTIVE HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS AND ACCEPTS THE OBLIGATIONS WHICH IT IMPOSES UPON EXECUTIVE WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO EXECUTIVE TO INDUCE EXECUTIVE TO SIGN THIS AGREEMENT. EXECUTIVE SIGNS THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY EXECUTIVE.

7.

NO BREACH OF PRIOR AGREEMENT. Executive represents that his performance of the terms of this agreement and his duties as an employee of Company will not result in a breach or violation of any noncompetition, confidentiality or similar agreement with any former employer or other party.

8.	GENERAL PROVISIONS.

a.

Notices. All notices, requests, demands, statements, reports and other communications provided for by this agreement shall be in writing and shall be sent by certified mail, return receipt requested, postage prepaid or sent by nationally recognized overnight delivery service. A notice shall be deemed to be given in each case on the business day following the date of its mailing. All notices shall be addressed and mailed or delivered to the following addresses:

IF to COMPANY:

Axonics Modulation Technologies, Inc.

16411 Scientific Way, Suite 200

Irvine, CA 926518

Attention: Chief Executive Officer

IF to EXECUTIVE:

Prabodh Mathur

27665 Manor Hill Rd.

Laguna Niguel, CA 92677

Each party may change his/its address for notices by giving notice in accordance here with.

b.

Entire Agreement. Other than the prior stock option grants, this Agreement and the Stock Option Agreement contain the entire agreement between the parties with respect to the employment of Executive by Company and supersede all prior and contemporaneous agreements, representations and understandings of the parties with respect to the subject matter contained herein and therein, including any Agreement between Executive and Company or any of its affiliates and subsidiaries.

c.

Modification and Waiver. No amendment or variation of the terms of this Agreement shall be valid unless made in writing and signed by executive and a duly authorized representative of Company. A waiver of any term or condition of this agreement shall not be construed as a general waiver by Company.

d.	Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of California, excluding its conflicts-of-laws or choice-of-law provisions.

e.	Binding Effect. Is hereby agreed that Executive’s rights and obligations under this Agreement are personal and not assignable. This agreement shall be binding upon and

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f.

Arbitration/Dispute Resolution. Company and Executive express expressly agree that, except for disputes arising out of alleged violations related to proprietary inventions and confidential information, all disputes arising out of this Agreement shall be resolved by arbitration in accordance with the following provisions. Either party must demand in writing such arbitration within one hundred and twenty (120) days after the controversy arises by sending a notice to arbitrate to both the other party and to the American Arbitration Association (“AAA”). The controversy shall then be arbitrated, pursuant to the rules promulgated by the AAA (the “Rules”), in the state of California. The parties will select by mutual agreement the arbitrator or arbitrators to herein resolve the controversy; provided, however, that, the parties cannot mutually agree as to the arbitrator, then the arbitrator shall be selected by the AAA in accordance with the Rules. The arbitrator’s decision shall be final and binding on the parties and shall bar any suit, action or proceeding instituted in any federal, state or local courts for administrative tribunal. Notwithstanding the preceding sentence, the arbitrator’s judgment may be entered in any court of competent jurisdiction. Disputes arising under the sections for compensation and termination upon compensation may be litigated and injunctive relief sought in any court having jurisdiction over the subject matter of such dispute.

g.

Survival. The provisions of the sections related to Compensation Upon Termination, Proprietary Inventions and Confidential Information and the General Provisions shall survive any termination of this agreement.

In witness whereof, parties have executed this agreement as of the date first above written.

AXONICS MODULATION TECHNOLOGIES, INC.

By:	/s/ Raymond W. Cohen
Raymond W. Cohen
Chief Executive Officer

EXECUTIVE

By:	/s/ Prabodh Mathur
Prabodh Mathur
Chief Product Development Officer

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